Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 9, 2007, accompanying the consolidated financial statements of Complete Production Services, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2006 and our report dated March 9, 2007, except as to note 24 which is dated as of May 31, 2007, accompanying the consolidated financial statements included in the Current Report of Complete Production Services, Inc. on Form 8-K filed May 31, 2007 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Houston, Texas
May 31, 2007